NEWS RELEASE

Contact:	Barry Bass Chief Financial Officer (301) 986-9200	Tripp Sullivan Corporate Communications, Inc. (615) 254-3376

FIRST POTOMAC REALTY TRUST CLOSES
$100 MILLION
FIXED-RATE FINANCING
Eliminates Its Floating Rate Mortgage Debt and Extends Debt Maturities

BETHESDA, Md. ? (July 18, 2005) ? First Potomac Realty Trust (NYSE:FPO), a real estate investment trust, announced today that it has closed on a $100 million fixed-rate secured financing with Jackson National Life Insurance Company.

The loan has a 10-year term with a fixed rate of 5.19%, with interest only payments for the first five years and 30-year amortization thereafter. Terms of the financing allow the Company to substitute collateral as long as certain debt-service-coverage and loan-to-value ratios are maintained. The loan will be funded in two stages, with the first $65 million funded today. Proceeds from the first funding were used to repay all of the Company’s floating rate mortgage debt and to reduce the balance outstanding on its unsecured credit facility to $16.5 million. The remaining $35 million is expected to be funded on or before December 31, 2005, with the proceeds used to defease a mortgage loan maturing in December 2007 that bears interest at 7.26% and is secured by four of the Company’s properties. The Company expects to incur one-time charges of approximately $3 million in the fourth quarter of 2005 related to defeasing this loan and writing off associated deferred financing costs.

Five properties serve as the collateral for the first funding (Rumsey Center, Snowden Center, Greenbrier Technology Center II, Norfolk Business Center and Alexandria Corporate Park) and an additional two properties will be added to the collateral base with the second funding (Plaza 500 and Van Buren Business Park). Penrose Financial Services, LLC and Northmarq Capital, Inc. advised the Company on the transaction.

Commenting on the announcement, Barry Bass, First Potomac Realty Trust’s chief financial officer, stated, “This financing provides us with significant flexibility, which when combined with the attractive fixed interest rate, positions us extremely well for continued growth. The transaction eliminates our floating-rate mortgage debt and extends our average debt maturities by over two years. After we retire debt with the second funding, we will have no loans other than our unsecured credit facility scheduled to mature prior to 2008. This financing is consistent with the disciplined approach we have taken toward our balance sheet while funding our substantial growth over the last two years.”

About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning and operating industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company owns a
92-building portfolio totaling approximately 6.2 million square feet. The Company’s largest tenant is the U.S. Government, which leases approximately 687,000 square feet in the Company’s properties under 23 leases.

First Potomac’s press releases are available at www.first-potomac.com or by contacting the Company at 301-986-9200.

Forward Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

-END-